Exhibit 23.1

CONSENT OF CLAY POSTLETHWAITE, M.Sc., Ph.D., CPG, CP GEOSCIENCES LLC

I, Clay Postlethwaite, M.Sc., Ph.D., CPG, on behalf of myself and CP Geosciences LLC, consent to the use of my name and the name of CP Geosciences LLC, and to any quotation from or summary of the technical report summary entitled “Technical Report Summary: The Apex North Critical Metals Property, Washington County, Utah, USA,” with an effective date of May 14, 2026 (the “Technical Report Summary”), that I prepared and that is included in or incorporated by reference into the Current Report on Form 8-K of Integral Technologies, Inc. (the “Company”) dated November 12, 2026 (the “Form 8-K”), being filed with the United States Securities and Exchange Commission, and any amendments or supplements to it.

I also consent to the filing of the Technical Report Summary as Exhibit 96.1 to the Form 8-K.

CP Geosciences LLC

/s/ Clay Postlethwaite, M.Sc., Ph.D., CPG, CP Geosciences LLC

Date: November 12, 2026